Exhibit 99.1

Momentus Receives Nasdaq Deficiency Notification Regarding Delayed Form 10-K

SAN JOSE, Calif., April 19, 2024 – Momentus Inc. (NASDAQ: MNTS) (“Momentus” or the “Company”), a U.S. commercial space company that offers satellite buses, transportation, and other in-space infrastructure services, today announced that it received formal notice (the “Notice”) from the Nasdaq Capital Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with the requirements of Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed with the U.S. Securities and Exchange Commission (the “Commission”) its Form 10-K for the year ended December 31, 2023 (the “Form 10-K”). The Notice has no immediate impact on the listing of the Company’s common stock on Nasdaq, and the Company’s listing remains fully effective.

The Company has 60 calendar days from the date of the Notice, or until June 17, 2024, to file the Form 10-K or to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule 5250(c)(1). If the Company submits a plan to Nasdaq and Nasdaq accepts the plan, Nasdaq can grant an exception of up to 180 calendar days from the due date of the filing of the Form 10-K, or until October 14, 2024, to regain compliance. If the Company does not regain compliance within the allotted compliance periods, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq hearings panel.

The Company’s objective is to regain compliance with the listing requirement, and the Company currently intends to file the Form 10-K with the Commission as soon as it completes the preparation and review of its financial statements for the year ended December 31, 2023.

About Momentus Inc.

Momentus is a U.S. commercial space company that offers commercial satellite buses and in-space infrastructure services including in-space transportation, hosted payloads, and other in-orbit services.

Forward-Looking Statements

This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the expected closing of the offering and fulfillment of customary closing conditions, Momentus or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on March 8, 2023, as such factors may be updated from time to time in our other filings with the Commission, accessible on the Commission’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Investors: investors@momentus.space

Media: press@momentus.space